Exhibit 99 (a)

NEWS RELEASE

FOR IMMEDIATE RELEASE

CEO Approval_______

For Further Information Contact:

Michael O. Moore Executive Vice President Chief Financial Officer 704-551-7201

The Cato Corporation Agrees To
Repurchase Stock From Founders

Charlotte, North Carolina (July 22, 2003), The Cato Corporation (NYSE: CTR) announced today that it has entered into an agreement with a limited partnership and trust affiliated with Wayland H. Cato, Jr. and a limited partnership affiliated with Edgar T. Cato to purchase their entire holdings of the Company’s Class B common stock, a total of 5,137,484 shares. These shares represent approximately 20.2% of the Company’s total outstanding common stock and 66.2% of the total voting interest. The shares will be purchased for $18.50 per share, or a total purchase price of $95.0 million. This price represents a 10.2% discount to the July 21, 2003 closing price and a 10.7% discount to the five-day average closing price ending July 21, 2003. The Company intends to fund the stock repurchase transaction with a combination of currently available cash and a new bank financing facility. This transaction is expected to be completed in August, 2003, subject to certain customary closing conditions.

John Cato, the Company’s President, Vice Chairman and Chief Executive Officer, commented that, “We believe this stock repurchase transaction will be beneficial to The Cato Corporation and its stockholders. We expect the transaction to be accretive to earnings per share, without reducing the publicly traded float. The Cato Corporation’s substantial cash reserves enable the Company to repurchase these shares while maintaining the financial flexibility to pursue its growth plan and continue to pay dividends. In addition, this transaction eliminates uncertainties associated with the large block of stock owned by these shareholders.” John Cato, who joined the Company in 1981, assumed his current role as Chief Executive Officer in 1999. He is the son of Wayland H. Cato, Jr.

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234
(704) 554-8510

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The stock repurchase transaction was negotiated by a Special Committee of The Cato Corporation’s Board of Directors and approved by the independent directors on the Company’s Board. In connection with this transaction, the Special Committee was advised by independent financial and legal advisors.

Wayland H. Cato, Jr. and Edgar T. Cato have informed the Company of their intention to retire from their services on the Company’s Board of Directors. Wayland H. Cato, Jr., 80, is the non-executive Chairman of the Board and has been a director of the Company since 1946. Edgar T. Cato, 78, is the Former Vice Chairman of the Board and has also been a director since 1946. Mr. Edgar T. Cato is the brother of Mr. Wayland H. Cato, Jr. The Compensation Committee of the Board of Directors is currently evaluating retirement arrangements for Wayland H. Cato, Jr. and Edgar T. Cato. However, the retirement arrangements are unrelated to, and are not a condition for, the share repurchase.

Wayland H. Cato, Jr. stated, “The management transition is now complete and the Company is postured for continued success. This sale represents an opportunity to diversify our holdings during our lifetimes and to eliminate any estate issues associated with owning such a large concentration of voting stock.”

The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions, “Cato” and “It’s Fashion!”. The Company primarily offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices, every day. As of July 5, 2003, The Cato Corporation operated 1,047 stores in 26 states, compared to 954 stores in 24 states as of July 6, 2002. Additional information on The Cato Corporation is available at www.catocorp.com.

The discussions included in this document and its exhibits not historical in nature, including specifically the statements regarding the expected completion and benefits of the proposed stock repurchase transaction, are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234
(704) 554-8510

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